Exhibit 99.1

LAS VEGAS--(BUSINESS WIRE)—February 14, 2005--USCorp (OTCBB: USCS) (Berlin UCP.BER) (WKN A0BLBB) announces that its wholly owned subsidiary, Southwest Resource Development (“Southwest”) has completed the acquisition of two mining claims near Kingman, Arizona from King Mine, Inc. a private Arizona corporation. On the mining claims is an above-ground gold and silver resource consisting of gold and silver tailings collected from early 20th century mining operations. These claims were acquired by our wholly owned subsidiary Southwest Resource Development Inc. USCorp has acquired these claims under terms that are very favorable to the company. We were able to conclude our acquisition without any cash outlay, debt commitment or any dilution to our existing shareholders. Essentially, our agreement establishes a joint venture with the former owners who have retained a 30% interest in the production from the property, after expenses.

Significant amounts of  gold and silver were frequently left behind in tailings from early mines because of inferior recovery techniques available in the late 19 th and early 20th centuries. Today, using modern technology, up to 90% of the gold and silver in tailings can be recovered at a relatively low cost due to the fact that the ore has already been removed from the ground and crushed. Gold and silver are mixed in the finely crushed sandy ore, with greater concentrations of precious metals near the bottom in the oldest tailings. Current preliminary estimates are that the mine could produce up to $30,000,000 worth of gold and silver at a processing cost of about $10,000,000.

USCorp’s other properties are much larger in comparison, but this property will be much easier to bring into production.

Robert Dultz, Chairman and CEO says, "This site is easily accessible with available water and power. The "hard work" of extracting the gold and silver bearing ore has already been done. We have located sources for mining equipment with favorable terms. USCorp expects to become self-financing through production. Due to the geology at most of our properties, the cash cost of production will be less than current industry averages. There should be no need to hedge."

Mr. Dultz continues, “Getting USCorp into production is our number one near term priority, although it is not easy to give a definite timeframe. USCorp management believes that revenues will begin in the coming months rather than coming years. Because of the unique opportunity provided by these tailings, this acquisition represents an important milestone that will allow USCorp to grow significantly.”

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the company's Forms 10-KSB, Forms 10-QSB, 8-K and other filings with the U.S. Securities and Exchange Commission. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

USCorp, Las Vegas
Robert Dultz, 702-933-4034
www.uscorpnv.com